Exhibit 99.1

Trex Company Reports Second Quarter 2008 Net Sales of $95 Million and EPS of $0.52

Gross Margin Rises to 29.6%; Positive Cash Balance of $17.7 Million at Quarter-End

WINCHESTER, Va.--(BUSINESS WIRE)--Trex Company, Inc. (NYSE: TWP), manufacturer and distributor of Trex® decking, railing, fencing and trim, today announced financial results for the second quarter ended June 30, 2008.

Net sales for the second quarter of 2008 totaled $95.0 million compared to net sales of $118.8 million for the second quarter of 2007. The Company reported net income for the 2008 second quarter of $7.9 million, or $0.52 per diluted share, compared to net income of $2.6 million, or $0.17 per diluted share, for the 2007 second quarter.

For the six months ended June 30, 2008, Trex Company reported net sales of $214.5 million, compared to net sales of $234.7 million for the six months ended June 30, 2007. Net income for the 2008 six-month period totaled $16.8 million, or $1.12 per diluted share, compared to $6.3 million, or $0.42 per diluted share, for the 2007 six-month period.

The Company had an effective tax rate of almost zero percent for the 2008 second quarter as a result of recognizing a decrease in the valuation allowance against the deferred tax asset, which accounted for $0.16 of the increase in earnings per share. The Company’s effective tax rate for the first six months of 2008 was 0.6%, accounting for $0.38 of the increase in earnings per share.

President and Chief Executive Officer Ronald W. Kaplan commented, "Trex delivered our second consecutive quarter of solid profitability and increased cash flow despite soft macroeconomic conditions as we continued to execute our business turnaround strategy. Our sales remained strong as a result of our leading brand recognition, expanded distribution presence, and successful new product introductions. Trex Escapes™, our ultra-low maintenance decking, Trex Seclusions®, our unique line of fencing, and our versatile Trex Artisan Series Railing® system are all showing particular promise.

“We also continued to improve our productivity and reduce costs. These improvements helped boost our gross margin by 500 basis points over last year’s same period. In addition, we continued to manage liquidity well, ending the 2008 second quarter with a net cash balance of $17.7 million.

“We are proud of the success we are having in restoring Trex to financial health and providing a competitive return to our shareholders. As we look to the second half of the year, we expect the operational improvements we have made will continue to positively impact gross margin. We also expect the lower effective tax rate realized in the first six months to continue for the remainder of 2008. Our third quarter orders are currently robust, making us cautiously optimistic about revenue despite the underlying macroeconomic conditions.

“We are therefore projecting third quarter 2008 sales to be in the range of $90-$97 million. After taking into account the effect of the unusual adjustment in last year’s period, this represents an increase of 12-21% over sales for the third quarter of 2007.”

About the Attached Pro Forma Information

To supplement the Company’s Financial Statements presented in accordance with GAAP, the Company is providing Pro Forma information. The attached Pro Forma Profit and Loss Statements are not intended to be considered in isolation or as a substitute for the Financial Statements which were prepared in accordance with GAAP or as a measure of liquidity. The items excluded from the Pro Forma Profit and Loss Statements but reported in the Financial Statements are material and should be considered in performing a comprehensive assessment of the Company’s overall financial results.

The Pro Forma Profit and Loss Statements provide meaningful supplemental information and are useful in understanding the Company’s results of operations and analyzing of trends because they eliminate certain unusual charges included in gross profit and income from operations. These adjusted financial measures are useful to investors and analysts in allowing for greater transparency with respect to the supplemental information used by the Company in its financial and operational decision-making. In addition, investors, analysts and lenders benefit from referring to these adjusted measures when assessing the Company’s performance and expectations of future performance. However, this information should not be used as a substitute for the Company’s GAAP financial information; rather it should be used in conjunction with the Financial Statements prepared in accordance with GAAP.

Second Quarter 2008 Conference Call and Webcast Information

Trex will hold a conference call to discuss its 2008 second quarter results on Wednesday, July 30, 2008 at 10:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 and reference conference ID #54639491. A live webcast of the conference call will also be available to all investors in the Investor Relations section of the Trex Company website at www.trex.com. The call will also be simulcast at www.streetevents.com.

For those who cannot listen to the live broadcast, the webcast will be available on Trex’s website for 30 days. A telephone replay of the call will also be available for seven days, beginning at approximately 1:00 p.m. ET on July 30. To listen to the telephone replay, dial 706-645-9291 and enter conference ID #54639491.

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking, railing and fencing, with more than 15 years of product experience. Built on “green” principles and values, Trex makes its products from a unique formulation of reclaimed wood and waste plastic, combined through a proprietary process. Trex decking, railing and fencing offer significant design flexibility with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. In addition, Trex distributes ultra-low maintenance PVC decking under the trademark Trex Escapes™ and PVC trim under the trademark Trex Trim™. For more information, visit the Company’s website, www.trex.com. Trex®, Trex Escapes™, Trex Seclusions® and Trex Artisan Series Railing® are trademarks of Trex Company, Inc., Winchester, Va.

The statements in this press release regarding the Company's expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the sensitivity of the Company's business to general economic conditions; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008 and its subsequent report on Form 10-Q filed on May 9, 2008 discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

TREX COMPANY, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008

Net sales	$118,779	$94,998	$234,692	$214,527

Cost of sales	89,615	66,881	180,899	153,546

Gross profit	29,164	28,117	53,793	60,981

Selling, general and administrative expenses	22,860	18,330	39,899	39,226

Income from operations	6,304	9,787	13,894	21,755

Interest expense, net	2,526	1,882	4,220	4,860

Income before income taxes	3,778	7,905	9,674	16,895

Provision for income taxes	1,190	17	3,361	103

Net income	$2,588	$7,888	$6,313	$16,792

Diluted earnings per share	$0.17	$0.52	$0.42	$1.12

Diluted weighted average shares outstanding	14,916,648	15,044,943	14,917,496	15,001,972

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	31-Dec-07	30-Jun-08
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$66	$17,675
Accounts receivable, net	6,588	35,364
Inventories	92,569	56,151
Prepaid expenses and other assets	2,617	3,156
Income taxes receivable	2,376	2,393
Deferred income taxes	16,007	16,007
Total current assets	120,223	130,746
Property, plant and equipment, net	193,944	186,014
Goodwill	6,837	6,837
Debt-related derivatives	--	--
Other assets	7,722	8,394
Total assets	$328,726	$331,991
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$41,359	$39,503
Accrued warranty	21,084	12,726
Line of credit	--	--
Current portion long-term debt	1,198	1,241
Total current liabilities	63,641	53,470
Deferred income taxes	15,763	15,794
Accrued taxes	3,620	3,620
Non-current accrued warranty	18,901	15,114
Debt-related derivatives	1,044	1,047
Long-term debt, net of current portion	131,730	131,096
Total liabilities	234,699	220,141
Stockholders’ equity:
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	--	--
Common stock, $0.01 par value, 40,000,000 shares authorized; 15,076,738 and 15,356,884 shares issued and outstanding at December 31, 2007 and June 30, 2008	151	154
Additional paid-in capital	66,523	67,498
Accumulated other comprehensive income (loss)	(557)	(504)
Retained earnings	27,910	44,702
Total stockholders’ equity	94,027	111,850
Total liabilities and stockholders’ equity	$328,726	$331,991

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2007	2008
OPERATING ACTIVITIES
Net income	$6,313	$16,792
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	10,571	13,220
Other non-cash charges	1,485	896
Changes in operating assets and liabilities	(8,403)	(7,016)

Net cash provided by operating activities	$9,966	$23,892

INVESTING ACTIVITIES	$(17,412)	$(5,552)

FINANCING ACTIVITIES	$12,711	$(731)

Net increase in cash and cash equivalents	$5,265	$17,609
Cash and cash equivalents at beginning of period	$672	$66

Cash and cash equivalents at end of period	$5,937	$17,675

Trex Company, Inc
Pro Forma Profit and Loss Statement
Three Months Ended June 30
(amounts in 000's except for EPS)
(Unaudited)

		Three Months Ended June 30, 2008			Three Months Ended June 30, 2007

		Q2 '08		Q2 '08	Q2 '07		Q2 '07
		Reported	Adjustments	Pro Forma	Reported	Adjustments	Pro Forma
Net sales	(A)	$94,998	$0	$94,998	$118,779	$2,679	$121,458

Cost of sales	(B)	$66,881	($1,684)	$65,197	$89,615	$0	$89,615

Gross profit		$28,117	$1,684	$29,801	$29,164	$2,679	$31,843
% of Net sales		29.6%		31.4%	24.6%		26.2%

SG&A Expenses	(C)	$18,330	($2,565)	$15,765	$22,860	($3,269)	$19,591
% of Net sales		19.3%		16.6%	19.2%		16.1%

Income from operations		$9,787	$4,249	$14,036	$6,304	$5,948	$12,252
% of Net sales		10.3%		14.8%	5.3%		10.1%

Summary of Adjustments:
(A) Net sales - Q2 '07 recognized $2.7 million in material costs related to West coast production that exhibits surface flaking characteristics. Effective October 1, 2007 these costs have been recognized against the warranty reserve. Therefore, there was no expense recognized to the P&L for West coast surface flaking in the Q2 '08 financial results.

(B) Cost of sales - Q2 '08 adjustment included $1.7 million related to inventory valuation adjustments, primarily related to finished goods that did not adhere to current quality standards. There were no adjustments to Cost of sales for Q2 '07.

(C) SG&A Expenses - Q2 '08 adjustments include $2.4 million of incremental incentive compensation versus Q2 '07 due to improved financial performance and $0.2 million legal costs related to a patent infringement legal proceeding. Q2 '07 adjustment is for $3.3 million related to West coast production that exhibits surface flaking characteristics.

Trex Company, Inc
Pro Forma Profit and Loss Statement
Six Months Ended June 30
(amounts in 000's except for EPS)
(Unaudited)

		Six Months Ended June 30, 2008			Six Months Ended June 30, 2007

		YTD '08		YTD '08	YTD '07		YTD '07
		Reported	Adjustments	Pro Forma	Reported	Adjustments	Pro Forma
Net sales	(A)	$214,527	$0	$214,527	$234,692	$4,503	$239,195

Cost of sales	(B)	$153,546	($2,348)	$151,198	$180,899	($1,854)	$179,045

Gross profit		$60,981	$2,348	$63,329	$53,793	$6,357	$60,150
% of Net sales		28.4%		29.5%	22.9%		25.1%

SG&A Expenses	(C)	$39,226	($6,168)	$33,058	$39,899	($1,970)	$37,929
% of Net sales		18.3%		15.4%	17.0%		15.9%

Income from operations		$21,755	$8,516	$30,271	$13,894	$8,327	$22,221
% of Net sales		10.1%		14.1%	5.9%		9.3%

Summary of Adjustments:
(A) Net sales - YTD '07 recognized $4.5 million in material costs related to West coast production that exhibits surface flaking characteristics. Effective October 1, 2007, these costs have been recognized against the warranty reserve. Therefore, there was no expense recognized to the P&L for West coast surface flaking in the YTD '08 financial results.

(B) Cost of sales - YTD '08 adjustments include $1.7 million related to inventory valuation adjustments, primarily related to finished goods that did not adhere to current quality standards, and a $0.6 million charge due to a change in the depreciable lives on certain assets related to raw material storage. YTD '07 adjustment included $1.9 million related to inventory valuation adjustments, primarily inventory that was deemed obsolete due to new product introductions and quality enhancements.

(C) SG&A Expenses - YTD '08 adjustments include $4.8 million of incremental incentive compensation versus YTD '07 due to improved financial performance, $0.8 million legal costs related to a patent infringement legal proceeding and $0.6 million severance costs related to the first quarter '08 reduction in force. YTD '07 adjustments include $5.2 million related to West coast production that exhibits surface flaking characteristics and a ($3.25) million credit for a settlement with ExxonMobil which represented a portion of the attorneys fees incurred by the Company in connection with a patent infringement litigation.

CONTACT:
Trex Company, Inc.
James Cline, 540-542-6300
Chief Financial Officer
or
Lippert/Heilshorn & Associates
Harriet Fried, 212-838-3777